Exhibit 8.1
December 13, 2007
Bank of Montreal,
100	King Street West,
1	First Canadian Place,
Toronto, Ontario
Canada M5X 1A1
Ladies and Gentlemen:
     We have acted as United States counsel to Bank of Montreal (the “Bank”) in connection with the offer of securities described in the Registration Statement on Form F-3 (the “Registration Statement”) filed by the Bank on the date hereof. We hereby confirm to you that our opinion is as set forth in the Registration Statement under the caption “United States Taxation”.
     We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit and the reference to us under the heading “United States Taxation”. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Sullivan & Cromwell LLP